Exhibit 99.1

NEWS RELEASE

ASSOCIATED MATERIALS REPORTS THIRD QUARTER RESULTS

CUYAHOGA FALLS, Ohio, November 3 — Associated Materials Incorporated (“AMI” or the “Company”) today announced third quarter 2003 net sales from continuing operations of $223.8 million, a 26.7% increase over $176.7 million for the same period in 2002. For the nine months ended September 27, 2003, net sales from continuing operations were $515.1 million or 13.8% higher than $452.6 million for the same period in 2002. The results for 2003 include the operations of the Company’s Gentek Holdings, Inc. subsidiary (“Gentek”) subsequent to its acquisition on August 29, 2003, which contributed $27.1 million of net sales. Excluding the impact of the Gentek acquisition, net sales from continuing operations increased 11.3% for the third quarter of 2003 and increased 7.8% for the nine months ended September 27, 2003. As discussed below, results of continuing operations exclude the Company’s AmerCable division, which was sold on June 24, 2002.

Net income for the third quarter of 2003 was $9.6 million. This compares to net income of $7.8 million for the same period in 2002. For the nine months ended September 27, 2003, net income was $14.9 million compared to net income of $1.8 million for the same period in 2002. Excluding the impact of the Gentek acquisition, net income was $8.5 million and $13.8 million for the third quarter of 2003 and nine months ended September 27, 2003, respectively.

EBITDA (as defined below) for the third quarter of 2003 was $29.5 million compared to $22.2 million for the third quarter of 2002. EBITDA for the third quarter of 2003 includes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek. Excluding the impact of the Gentek acquisition, EBITDA for the third quarter of 2003 was $27.1 million. A reconciliation of EBITDA to net income (loss) is included in the table below.

EBITDA for the nine months ended September 27, 2003 was $55.0 million compared to $30.9 million for the same period in 2002. EBITDA for the nine months ended September 27, 2003 includes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek. Excluding the impact of the Gentek acquisition, EBITDA for the nine months ended September 27, 2003 was $52.6 million. EBITDA for the nine months ended September 30, 2002 includes $1.9 million of EBITDA relating to the AmerCable division, merger transaction costs of $9.3 million, debt extinguishment costs of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger transaction with Harvest Partners.

Michael Caporale, President and Chief Executive Officer, commented, “Associated Materials continued its strong performance in the third quarter. We experienced significant sales and EBITDA growth compared to a very strong third quarter of 2002.”

Mr. Caporale continued, “Since the close of the acquisition of Gentek, we are even more excited about the prospects of the combined company. Gentek has excellent brands, products, and people, which will benefit Associated Materials for many years to come. As I have stated

previously, we strongly believe in the brand equity of the Revere® and Gentek® names. We will maintain distinct separation of these brands from our Alside brand by continuing to offer differentiated product, sales and marketing support. Revere® and Gentek® customers will continue to receive the same excellent service and support that they have enjoyed in the past.”

Results of Continuing Operations

Sales from continuing operations increased 26.7% during the third quarter of 2003 compared to the same period in 2002, primarily driven by increased window sales along with sales from the Company’s Gentek subsidiary. Gross profit in the third quarter of 2003 was $64.2 million, or 28.7% of net sales as compared to gross profit of $53.9 million, or 30.5% of net sales, in the third quarter of 2002. The decrease in gross profit margin percentage is due to lower margin window sales comprising a larger proportion of total sales in 2003 and the inclusion of Gentek’s operations for the month of September, which includes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the Gentek acquisition. Additionally, Gentek’s gross margin percentage is typically lower than Alside’s as a larger proportion of its sales are to independent distributors versus contractors through company-owned distribution centers. Selling, general and administrative expense increased to $38.3 million, or 17.1% of net sales, for the third quarter of 2003 versus $34.6 million, or 19.6% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with the acquisition of Gentek. Income from operations was $25.9 million in the third quarter of 2003 compared to $19.3 million for the same period in 2002.

Sales from continuing operations increased 13.8% for the nine months ended September 27, 2003 compared to the same period in 2002, primarily driven by increased window sales along with sales from the Company’s Gentek subsidiary. Gross profit increased to $149.2 million, or 29.0% of net sales, for the nine months ended September 27, 2003 compared to $135.7 million, or 30.0% of net sales, for the same period in 2002. The decrease in gross profit margin percentage was primarily a result of window sales comprising a larger proportion of total sales in 2003 compared to the same period in 2002. Selling, general and administrative expense increased to $103.3 million, or 20.1% of net sales, for the nine months ended September 27, 2003 compared to $97.3 million, or 21.5% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with the seven new supply centers added in 2002, which had nine full months of expense in 2003. Income from operations was $45.9 million for the nine months ended September 27, 2003 compared to $38.4 million for the same period in 2002.

Predecessor and Successor Results of Operations

Accounting principles generally accepted in the United States require operating results prior to the merger transaction with Harvest Partners completed on April 19, 2002 to be presented as the Predecessor’s results in the historical financial statements. Operating results subsequent to the merger transaction with Harvest Partners are presented as the Successor’s results in the historical financial statements. AmerCable’s results are included in continuing operations of the Predecessor as it was the Successor’s decision to divest this division.

Net income for the third quarter of 2003 was $9.6 million, which includes income from operations of $25.9 million, interest expense of $9.7 million, gain on foreign currency transactions of $0.2 million and an income tax provision of $6.8 million. Interest expense includes accelerated amortization of deferred financing fees of approximately $3.9 million as a result of amending and restating the Company’s credit facility in order to complete the Gentek acquisition. Net income for the third quarter of 2002 was $7.8 million, which includes income from operations of $19.3 million, interest expense of $6.0 million and an income tax provision of $5.5 million.

Net income for the nine months ended September 27, 2003 was $14.9 million, which includes income from operations of $45.9 million, interest expense of $20.6 million, gain on foreign currency transactions of $0.2 million and an income tax provision of $10.6 million. Interest expense includes accelerated amortization of deferred financing fees of approximately $3.9 million as a result of amending and restating the Company’s credit facility in order to complete the Gentek acquisition. The Predecessor had net sales and a net loss of $180.2 million and $5.8 million, respectively, for the period from January 1, 2002 to April 18, 2002. The Predecessor’s net loss includes income from operations of $6.6 million, interest expense of $2.1 million, $9.3 million of transaction costs associated with the Predecessor’s strategic review process and merger transaction with Harvest Partners and an income tax provision of $1.0 million. The Successor had net sales and net income of $290.6 million and $7.5 million, respectively, for the period from April 19, 2002 to September 30, 2002. The Successor’s net income includes income from operations of $32.3 million, interest expense of $11.0 million, $7.6 million of debt extinguishment costs, an income tax provision of $5.7 million and the loss from discontinued operations of $0.5 million, net of tax, for the Company’s AmerCable division.

Non-GAAP Financial Measures

The Company has changed the way it describes its historical financial performance in its earnings releases in connection with the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Accordingly, EBITDA as used in this release has not been adjusted for items that may impact its comparability to prior periods, including items such as AmerCable’s results of operations, merger transaction costs, debt extinguishment costs and certain cost of sales expenses relating to inventory fair value adjustments recorded at the time of the merger transaction with Harvest Partners and the acquisition of Gentek.

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Associated Materials management will host its third quarter earnings conference call on Monday, November 3 at 11 a.m. Eastern Time. The toll free dial-in number for the call is (877) 363-0523. A replay of the call will be available through November 10, 2003 by dialing (888) 769-9756 and entering the conference call identification number of 7802485. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com .

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Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across the United States and Canada. Associated Materials produces a broad range of vinyl siding and accessories, vinyl windows, and aluminum and steel siding and accessories as well as vinyl fencing, decking and railing and vinyl garage doors. Associated Materials is a privately held, wholly owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials’ management. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions identify forward-looking statements. Such statements reflect the current views of Associated Materials’ management with respect to Associated Materials’ ability to profit from the acquisition of Gentek, including Associated Materials’ ability to grow the Gentek brands as expected. Associated Materials’ ability to profit from its initiatives will depend on a number of factors, including primarily customer acceptance of Gentek’s products and the achievement of anticipated synergies. Such statements also reflect the current views of Associated Materials’ management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At the Company:	At Abernathy MacGregor Group Inc.:

D. Keith LaVanway	Alison Brandt

Chief Financial Officer	Media

(330) 922-2004	(212) 371-5999

ASSOCIATED MATERIALS INCORPORATED
Condensed Predecessor / Successor Statements of Operations(a)
(Unaudited)
(in thousands)

				One
	Three	Three	Nine	Hundred	One Hundred	Nine
	Months	Months	Months	Eight Days	Sixty-Five	Months
	Ended	Ended	Ended	Ended	Days Ended	Ended
	September 27,	September 30,	September 27,	April 18,	September 30,	September 30,
	2003	2002	2003	2002	2002	2002

	Successor	Successor	Successor	Predecessor	Successor	Combined

Net sales

Building products	$223,806	$176,673	$515,113	$161,959	$290,633	$452,592

AmerCable	–	–	–	8,271	–	18,271

Total	223,806	176,673	515,113	180,230	290,633	470,863

Gross profit

Building products	64,219	53,893	149,187	47,102	88,562	135,664

AmerCable	–	–	–	2,777	–	2,777

Total	64,219	53,893	149,187	49,879	88,562	138,441

Selling, general and administrative expense

Building products	38,270	34,557	103,284	41,080	56,224	97,304

AmerCable	–	–	–	2,192	–	2,192

Total	38,270	34,557	103,284	43,272	56,224	99,496

Income from operations

Building products	25,949	19,336	45,903	6,022	32,338	38,360

AmerCable	–	–	–	585	–	585

Total	25,949	19,336	45,903	6,607	32,338	38,945

Interest, net(b)	9,706	6,002	20,627	2,068	10,983	13,051

Foreign currency gain	(199)	–	(199)	–	–	–

Income from continuing operations before other non-operating expenses and income taxes	16,442	13,334	25,475	4,539	21,355	25,894

Merger transaction costs(c)	–	–	–	9,319	–	9,319

Debt extinguishment costs(d)	–	–	–	–	7,579	7,579

Income (loss) from continuing operations before income taxes	16,442	13,334	25,475	(4,780)	13,776	8,996

Income taxes	6,823	5,535	10,572	977	5,718	6,695

Net income (loss) from continuing operations	9,619	7,799	14,903	(5,757)	8,058	2,301

Loss from discontinued operations	–	–	–	–	(521)	(521)

Net income (loss)	$9,619	$7,799	$14,903	$(5,757)	$7,537	$1,780

Reconciliation of net income (loss) to EBITDA(e)(f) (g):

Net income (loss)	$9,619	$7,799	$14,903	$(5,757)	$7,537	$1,780

Interest – Continuing operations	9,706	6,002	20,627	2,068	10,983	13,051

– Discontinued operations(h)	–	–	–	–	1,213	1,213

Taxes – Continuing operations	6,823	5,535	10,572	977	5,718	6,695

– Discontinued operations	–	–	–	–	(370)	(370)

Depreciation and Amortization

– Continuing operations	3,362	2,849	8,874	3,969	4,246	8,215

– Discontinued operations	–	–	–	–	318	318

EBITDA	$29,510	$22,185	$54,976	$1,257	$29,645	$30,902

Selected Cash Flow Data:

Net cash provided by (used in) operating activities	$22,710	$23,339	$18,453	$(18,258)	$36,961	$18,703

Net cash used in investing activities	(120,323)	(4,820)	(126,164)	(3,597)	(357,544)	(361,141)

Net cash provided by (used in) financing activities	103,500	(10,000)	102,592	(245)	334,636	334,391

Net cash used in discontinued operations	–	–	–	–	(1,076)	(1,076)

	September 27,	December 31,

	2003	2002

Selected Balance Sheet Data:

Cash	$7,938	$13,022

Accounts receivable, net	145,049	67,861

Inventory	108,436	60,369

Accounts payable	69,072	31,319

Accrued liabilities	58,563	34,319

Long-term debt	345,000	242,408

(a)	Operating results prior to the merger transaction with Harvest Partners completed on April 19, 2002, are presented as the Predecessor’s results of operations and include 108 days from January 1, 2002 to April 18, 2002. Operating results subsequent to the merger transaction with Harvest Partners are presented as the Successor’s results of operations. For the 2002 periods presented this includes 165 days from April 19, 2002 to September 30, 2002. AmerCable’s results are included in continuing operations of the Predecessor prior to the merger transaction with Harvest Partners. Subsequent to the merger transaction with Harvest Partners, AmerCable’s results are treated as discontinued operations due to the Successor’s decision to divest this division. Operating results for 2003 also include the results of the Company’s Gentek Holdings subsidiary subsequent to its acquisition on August 29, 2003.

(b)	The 2003 periods include accelerated amortization of $3.9 million of debt issuance costs as a result of amending and restating the Company’s credit facility for the Gentek Holdings acquisition.

(c)	Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent merger transaction with Harvest Partners.

(d)	Debt extinguishment costs include $4.9 million for the extinguishment of substantially all of the Successor’s assumed 9 1/4% senior subordinated notes and $2.7 million for the expense of financing fees related to an interim credit facility utilized for the merger transaction with Harvest Partners, which was repaid shortly thereafter.

(e)	EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company’s ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company’s net income or loss or to cash flows as well as other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

(f)	AmerCable’s EBITDA is calculated as its net income (loss) plus interest, taxes, depreciation and amortization. For the periods through the date of its sale AmerCable’s EBITDA is calculated as follows:

	January 1, 2002	April 19, 2002	January 1, 2002
	To	To	To
	April 18, 2002	June 24, 2002	June 24, 2002

	Predecessor	Successor	Combined

Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$359	$(521)	$(162)

Interest – Discontinued operations(h)	–	1,213	1,213

Taxes – Continuing operations	226	–	226

– Discontinued operations	–	(370)	(370)
Depreciation and Amortization

– Continuing operations	635	–	635

– Discontinued operations	–	318	318

EBITDA	$1,220	$640	$1,860

(g)	As mentioned above, the 2003 results of operations include the results of Gentek subsequent to its acquisition on August 29, 2003. A reconciliation of EBITDA excluding the impact of the Gentek acquisition for the quarter and nine months ended September 27, 2003 is as follows:

	Three	Nine
	Months	Months
	Ended	Ended
	September 27,	September 27,
	2003	2003

Reconciliation of EBITDA excluding the impact of the Gentek acquisition:

EBITDA as presented above	$29,510	$54,976

Less EBITDA from the impact of the Gentek acquisition calculated as:

Net income	1,099	1,099

Interest	59	59

Taxes	779	779

Depreciation and Amortization	485	485

EBITDA from the impact of the Gentek acquisition	2,422	2,422

EBITDA excluding impact of Gentek acquisition	$27,088	$52,554

EBITDA from the impact of the Gentek acquisition includes a cost of sales adjustment of $1.4 million related to an inventory fair value adjustment recorded at the time of the acquisition.

(h)	Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the credit facility